Exhibit 99.1

JORGE P. MONTOYA ELECTED TO KROGER BOARD OF DIRECTORS

CINCINNATI, Ohio – March 15, 2007 – The Kroger Co. (NYSE: KR) today announced that Jorge P. Montoya has been elected to the Company’s Board of Directors.

Mr. Montoya spent more than 30 years with The Procter & Gamble Co. after joining the company in 1971. During his career, he held various leadership positions for the company in Latin America, Europe and the U.S. He retired in 2004 after serving as President of Global Snacks & Beverages and President Latin America. Mr. Montoya is highly regarded for his expertise in consumer products.

Mr. Montoya is a member of the board of directors for Rohm & Haas Co. and Gap, Inc. He is also a member of the Advisory Board of the Haas School of Business – UC Berkeley, the Council of the Americas and the Youth Orchestra of the Americas (Washington D.C.).

Mr. Montoya is elected to serve until Kroger’s annual meeting of shareholders in June 2007. At that time, he will stand for election by the shareholders.

With Mr. Montoya’s election, the Kroger board has 16 members.

Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. The Company focuses its charitable efforts on hunger relief, K-12 education, women’s health initiatives and local organizations in the communities it serves. At the end of the fourth quarter of fiscal 2006, the Company operated (either directly or through its subsidiaries) 2,468 supermarkets and multi-department stores in 31 states under two dozen local banners including Kroger and Kroger Marketplace, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s and Smith’s Marketplace, Fry’s and Fry’s Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly or through subsidiaries, franchise agreements, or operating agreements) 779 convenience stores, 412 fine jewelry stores, 631 supermarket fuel centers and 42 food processing plants. For more information about Kroger, please visit our web site at www.kroger.com.

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Kroger Contacts:
Media:         Meghan Glynn (513) 762-1304
Investors:     Carin Fike (513) 762-4969